April 18, 2013

Via Electronic Mail and Certified Mail

Lion Rock Pictures Limited

Attn: Cameron Hood

17th Floor, Room 1715 , Kai Hing Road, Pacific Trade Center, Kowloon Bay
RE:           Co-Director Agreement

Dear Mr. Hood:

Great China Mania Holdings, Inc. (the “Company”) is pleased that you have chosen to work with the company as a co-director of the Company’s films produced during the next three years in Hong Kong. The purpose of this letter is to formally memorialize this arrangement with the Company on the following terms:

(1) Position.  You will serve as co-director of the films the Company intends to produce over the next three years. The Company anticipates that there will be three movies produced over the next three years that you will co-direct, and each of those three movies will have a budget of at least $3,000,000 U.S. Dollars.

(2) Your duties. Your duties as co-director will include:

(a)  scene design;

(b)  storyboard development; and

(c)  animation.

Great China Mania Holdings, Inc.
Suite 1902, 19/F Kodak House II, North Point, HK
Tel: (852)2882 7026 FaxL852) 2882 7020

(3) Company’s duties. The Company’s duties shall include:

(a)  provide the production crew;

(b)  raise capital for movie production;

(c)  provision of artists; and

(d)  other administrative and production supports.

(4) Production Schedule. We anticipate that the production schedule for each film you co-direct shall include an estimated ten months of production time per film. Of that production time, we estimate between 28 and 32 days will be spent shooting the film.

(5) Compensation.  You will be compensated for your services as co-director with both a flat fee and a cash bonus based on the box office revenue of each film. The specific terms of your compensation will be negotiated in good faith during pre-production of each film, as the specific budgets for each film will vary. The flat fee you receive will be paid in three installments according to the following schedule: 30% upon commencement of the project, 50% upon completion of shooting, and the remaining 20% upon the completion of the film

(6) Proprietary Information Agreement.  You may be required, as a condition to your employment with the Company, to sign the Company’s standard proprietary information and/or confidentiality agreement upon execution of this Co-Director Agreement.

Great China Mania Holdings, Inc.
Suite 1902, 19/F Kodak House II, North Point, HK
Tel: (852)2882 7026 FaxL852) 2882 7020

(7)   Termination of Agreement.

(a)  By Death.  Your Agreement shall terminate automatically upon your death.  The Company shall pay to your beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement.  Thereafter, all obligations of Company under this Agreement shall cease.

(b)  By Disability.  For purposes of this Agreement, “disability” means you have a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes you to be unable to perform your duties under this Agreement or to be engaged in any substantial gainful activity.  If you experience such a disability, then, to the extent permitted by law, the Company may terminate your Agreement upon sixty (60) days' advance written notice.  Termination by disability shall be determined by a physician selected by the Board of Directors.  If such physician is unable to schedule an appointment with you within ten business days of the Board of Directors’ written request, the Board of Directors, at its sole discretion, is authorized to determine whether your disability has occurred.  The Company shall pay you all compensation to which you are entitled up through the last business day of the notice period; thereafter, all obligations of Company under this Agreement shall cease.

(c)  By Either Party Without Cause. Either party may terminate this Agreement with or without cause as long as six months’ written notice is given to the other party.

(8)           Entire Agreement.  This Agreement contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

(9)           Amendment and Governing Law.  This Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this Agreement, and the resolution of any disputes arising pursuant hereto, will be governed by Florida law.

Great China Mania Holdings, Inc.
Suite 1902, 19/F Kodak House II, North Point, HK
Tel: (852)2882 7026 FaxL852) 2882 7020

As I mentioned before, we are pleased with your decision to work as a co-director with Great China Mania Holdings, Inc. on the upcoming three film projects.

Very truly yours,

GREAT CHINA MANIA HOLDINGS, INC.

_______________________________________

Kwan Yin Roy Kwong

CEO and Director

I have read and accept the terms of this Co-Director Agreement:

LION ROCK PICTURES LIMITED

_______________________________________
Cameron Hood

Dated: ______________

Great China Mania Holdings, Inc.
Suite 1902, 19/F Kodak House II, North Point, HK
Tel: (852)2882 7026    FaxL852) 2882 7020